Exhibit 99.1

Pacific Premier Bancorp
Pacific Premier Bancorp Q4 2017 Conference Call
January 30, 2018 at 12:00 PM Eastern

CORPORATE PARTICIPANTS Steve Gardner - Chairman and Chief Executive Officer Ron Nicolas - Sr. Executive Vice President and Chief Financial Officer

PRESENTATION

Operator
Good day everyone and welcome to the Pacific Premier Bancorp Q4 2017 Conference Call. All participants will be listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star (*) key followed by zero (0). After today’s presentation there will be an opportunity to ask questions. To ask a question you may press star (*) then one (1) on your touchtone phone and to withdraw your question please press star (*) then two (2). And please note that today's event is being recorded.

I would now like to turn the conference over to Steve Gardner, Chairman and CEO of Pacific Premier Bancorp. Please go ahead.

Steve Gardner
Thank you, William. Good morning everyone. I appreciate you joining us today. As you're all aware, earlier this morning we released our earnings report for the fourth quarter of 2017. I'm going to walk through some of the notable items, Ron Nicolas is going to review a few of the financial details, and then we'll open up the call to questions. I'll also note that in our earnings release this morning, we have the Safe Harbor statement relative to the forward-looking comments and I'd encourage all of you to take a look and read through those.

Overall, we delivered a strong quarter with positive trends in most of our key metrics. Our performance this quarter was another example of our ability to execute on accretive M&A transactions without losing focus on the basics of our business: Providing superior service to our existing clients and consistently developing new banking relationships. On a GAAP basis, we reported net income of $16.2 million or $0.36 per diluted share in the quarter, which includes a $5.6 million write-down of our deferred tax assets and $5.4 million of merger-related expense in connection with the Plaza Bancorp acquisition. On an operating basis, excluding the revaluation of the DTA and merger-related costs, we generated $0.56 in earnings per share and a return on average assets of 1.35% and a return on average tangible common equity of 15.9%.
Our earnings were driven by the initial positive benefits from the Plaza acquisition, the realization of cost savings from the Heritage Oaks acquisition, and continued organic balance sheet growth.

During the fourth quarter, we were able to close the Plaza acquisition in just 84 days after we announced the transaction. This speaks to the efficient process we have developed that allows us to move through the regulatory and shareholder approval process in a timely manner, which ultimately allows us to close transactions expeditiously. As such, we can begin realizing the synergies that drive shareholder value and allows us to focus on other opportunities that can further strengthen our franchise. Given the size, close proximity, and similarity of Plaza's relationship-based business model, the integration is relatively straightforward and is proceeding with minimal impact to customer service or business development. Plaza brings a nice roster of commercial clients to Pacific Premier and with a larger capital base, we have the capacity to grow these relationships over time as their banking and borrowing needs increase. The impact of adding Plaza drove some of the increase we saw in deposit costs this quarter, even though we ran off approximately $100 million of Plaza's higher cost deposits. Within many of our markets, we are seeing higher levels of competition for deposits, which is increasing overall deposit pricing pressure. As the economy expands and the Federal Reserve implements its forecast to raise the federal funds rate, we expect the deposit pricing trends to continue as we move through 2018. As an organization, we need to effectively manage our growth objectives, remain disciplined in controlling our liability costs, and consistently focus on developing new client relationships.

With the larger banking team we have built through the acquisitions of Heritage Oaks and Plaza as well as talent we have added throughout the bank, we are seeing consistent increases in our level of new business development. In the fourth quarter, we had solid activity and generated $648 million in new loan commitments. We continue to see good loan demand in most of our markets and our production remains well diversified. During the fourth quarter, we originated $139 million in new C&I loan commitments, $106 million in construction loans, $79 million in CRE investor loans, $66 million in franchise loans, $65 million in multifamily, $61 million in owner-occupied CRE loans, $58 million in SBA loans, and $36 million in agricultural loans. In light of our strong loan activity, we continue to closely monitor and manage our balance sheet growth. During the fourth quarter, we sold $84 million from various loan portfolios. Our ability to access the secondary market to manage our balance sheet growth has been an important tool for us over the years, and we expect that to be the case in 2018. With the acquisitions and organic growth we had in 2017, our loan portfolio is now comprised of 54% business-related loans, up from 48% at the end of the third quarter of last year. With the strong level of loan activity we saw at year end, our loan pipeline is now lower than it was headed into the fourth quarter of 2017 and will take some time to rebuild during the early part of this year.

Turning to other areas of our operations, we were pleased with our improved operating leverage. We have achieved approximately 40% of the Plaza cost savings during the fourth quarter. Additionally, we fully achieved the projected cost savings for the Heritage Oaks acquisition. Excluding merger-related expenses, the higher revenue combined with the acquisition cost savings has taken our efficiency ratio below 50%. And importantly, we have been able to achieve this improved leverage while continuing to strengthen our organization by investing in new talent and technology to enhance relationship management and client acquisition.

Looking back on 2017, we consider it to be a productive year in executing on our strategic plan to enhance the value of our franchise. Through the continuation of our disciplined M&A strategy and investment in our organic business development capabilities, we doubled the size of the Company, extended our footprint into the Central Coast of California, and increased our presence in the Los Angeles market. Along the way, we have strengthened our risk management and internal control environment to prudently manage our growth while maintaining solid asset quality. We will continue making the required investments in infrastructure, systems, and people as we prepare to cross the $10 billion threshold either through organic growth or acquisitions.

The lowering of the Company's effective tax rate will benefit our earnings growth and provide additional capital for investment. As a Board, we regularly evaluate and assess capital management. Historically, we have effectively reinvested our excess capital into the business through organic growth and/or accretive acquisitions to generate attractive returns for our shareholders. We expect this will continue to be the case, but remain open to returning capital to shareholders should attractive M&A opportunities fail to materialize or capital formation outpaces our organic growth rates.

We are cautiously optimistic that 2018 will be another positive year for the Company. We remain focused on executing those strategies that have increased shareholder value. We anticipate good organic growth and continued operating leverage as we increase in scale and fully realize the cost savings from the Plaza acquisition.

With that, I'm going to turn the call over to Ron to provide a little bit more detail on our fourth quarter results. Ron?

Ron Nicolas
Thanks Steve and good morning everyone. As in the past, I will be reviewing some of the more significant items in the quarter, focusing primarily on the linked-quarter comparison. Overall, as highlighted in our earnings release, reported net income was $16.2 million for the quarter and we earned $0.36 per diluted share compared with net income of $20.2 million and $0.50 per diluted share in the third quarter of 2017. Major items impacting the quarter's results included the previously announced deferred tax asset revaluation of $5.6 million as well as merger-related costs of $5.4 million related to our Plaza acquisition. Total revenues increased $15.1 million to $87.6 million and this increase included two months of Plaza's operations, which totaled $11 million in revenue; $2 million in higher accretion income, as well as $1 million in higher non-interest income. Lastly, total operating expense excluding merger-related costs came in at $44.5 million compared with $39.1 million in the prior quarter, and included two months of Plaza operating expense.

Taking a closer look at the income statement, our total revenue was driven by a higher net interest income of $78.2 million, which included $4.7 million of total accretion income, compared with $64.3 million and $2.9 million of accretion in the prior quarter. Excluding the impact of accretion, core net interest income increased $12.1 million, of which Plaza contributed $10.1 million, with the remaining increase related primarily to higher average earning assets. Our reported net interest margin increased to 4.56% from 4.34% in the prior quarter, with accretion accounting for 27 basis points of the increase. Excluding the impact of accretion, our core net interest margin of 4.26% for the quarter increased by 12 basis points, largely driven by the Plaza acquisition. Our overall cost of deposits of 0.32% increased four basis points, again, largely as a result of Plaza, which had an average cost of deposits of 0.61% at acquisition.

Going forward, we see our net interest margin benefiting from the Fed December rate hike by approximately four to five basis points, but also see rising deposit costs as a potential offsetting impact. As a result, we expect our core net interest margin to remain fairly consistent in the 4.25% to 4.30% range.

The Company recorded a provision for loan loss of $2.2 million for the quarter compared with $2.0 million in the prior quarter and was driven principally by our on-balance sheet organic loan growth, and to a lesser extent, net charge-offs of approximately $400,000. We expect our loan loss provision to remain in the $2 million to $2.5 million range per quarter commensurate with our quarterly organic loan growth and our current asset quality profile. Non-interest income of $9.5 million increased $1.2 million from the prior quarter and included an increase of $1.8 million in recoveries of previously charged-off acquired loans. Loan sale gains of $3.3 million were comparable to the prior quarter and included both recurring SBA loan sales of $36 million as well as various smaller pools totaling $48 million.

Lastly, we incurred a small loss of $250,000 on the sale of $20 million of securities during the quarter compared with a gain of almost $900,000 in the prior quarter. We anticipate our non-interest income to be in the range of $7.5 million to $8.0 million per quarter based upon recurring income and normalized business activities. Our non-interest expense came in at $44.5 million, excluding $5.4 million of merger-related costs compared with $39.1 million in the prior quarter, also excluding merger-related costs. The majority of the increase is attributable to Plaza operations, which previously had a monthly expense run rate of approximately $3 million. To-date, we have captured approximately 40% of the total projected cost savings of 35% in our monthly run rate. The majority of the remaining cost savings are expected to be fully realized by the end of the second quarter.

Staffing finished the year at 841 full-time equivalents compared with 714 full-time equivalents as of September 30th, primarily as a result of 121 FTEs added with the Plaza acquisition. The fourth quarter's operating expense is also reflective of 100% realization of our cost savings related to our Heritage Oaks Bank acquisition. Also contributing to the higher expense was an increase to our core deposit and tangible amortization resulting from the Plaza fair value mark of $11.4 million or 1.38%. We anticipate our quarterly expense run rate to be approximately $48 million to $49 million to begin the year with higher payroll taxes and compensation impacting the first quarter as well as three full months of Plaza operations. We also anticipate the expense base will rise modestly as we move through the year as we continue to grow organically and prepare for the $10 billion mark. Our effective tax rate was 54.4% in the fourth quarter and included a $5.6 million deferred tax asset revaluation as a result of the corporate tax reduction. Excluding this impact, our effective tax rate was 38.6% compared with 34.4% in the prior quarter. The prior quarter included a $1.1 million tax true-up with the filing of our 2016 tax return in September. We expect our estimated full-year effective tax rate to be approximately 26% to 28% with the first quarter slightly lower, benefiting disproportionately from the tax deductibility of equity stock vesting costs.

Turning now to our balance sheet, total assets came in at just over $8 billion with total gross loans of $6.2 billion. Two primary drivers of the increase of almost $1.2 billion were: First, Plaza, which added $1.06 billion of loans at closing inclusive of the fair value mark of 1.28%. And second, total new loan commitments of $648 million for the quarter, a 16% increase over the prior quarter. Our new loan origination and commitment yields came in at 5.0% for the quarter compared with 4.97% in the prior quarter. Excluding the impact of Plaza, our on-balance sheet organic loan growth was 12% annualized after taking under consideration loan sales of $84 million. In the fourth quarter, prepayments returned to more normal levels with an annualized portfolio prepayment and amortization rate of approximately 25%. We anticipate our on-balance sheet organic loan growth to be in the 10% to 12% range for 2018 depending, in part, on our ability to grow low-cost core deposits.

Our investment portfolio finished the quarter at $806 million compared with $723 million at the end of the third quarter. We continue to grow the investment portfolio over the next couple of quarters to roughly 10% to 12% of total assets. And we expect the average yield on our investment portfolio to remain in the 2.50% range. Total deposits finished the quarter at $6.1 billion with non-maturity deposits of $5.0 billion or 82% of total deposits. Plaza added $983 million in total deposits as of December 31st, which included $765 million of non-maturity deposits. Excluding Plaza, we saw modest growth in our non-maturity deposits of 3% despite an increasing and challenging deposit rate environment. Our loan-to-deposit ratio finished the quarter at 101.8%, up from the prior quarter, as higher loan commitments and organic on-balance sheet growth contributed to the increase. We anticipate our deposit costs rising in 2018 as competition continues to respond to the recent Fed rate increases.

Lastly, taking a look at asset quality. Our loans -- our allowance for loans loss ended the quarter at $28.9 million, an increase of $1.8 million from the prior quarter. Our allowance to loans coverage ratio ended the quarter at 0.47% of total loans held for investment compared with 0.54% in the prior quarter. Excluding Plaza loans fair valued under acquisition accounting, our allowance coverage ratio increased two basis points to 0.56%. We now have 42% of our loan portfolio under fair value accounting with a total discount of $29.1 million or 0.47% of total loans held for investment. This puts our combined coverage ratio at 0.94%. Although we saw modest increases in both non-performing loans and delinquencies in the quarter, both credit measures remain at relatively low levels.

With that, we would be happy to answer any questions you may have. Operator, please open up the call for questions.

QUESTIONS AND ANSWERS

Operator
Thank you. We will now begin the question-and-answer session. To ask a question you may press star (*) then one (1) on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question please press star (*) then two (2), and at this time we will pause for a moment to assemble our roster. And our first questioner today will be Matthew Clark with Piper Jaffray. Please go ahead.

Matthew Clark
Hey, good morning guys.

Steve Gardner
Hi Matthew.

Ron Nicolas
Good morning.

Matthew Clark
On the core margin guidance of 4.25% to 4.30%, I think you mentioned the benefit of the latest rate hike being offset maybe by deposit cost increases. But does that also contemplate the full quarter impact of Plaza, knowing that you guys have had two months in the fourth quarter and that's a higher margin?

Steve Gardner
It does. We've taken that into consideration. You know, there's obviously a lot of moving pieces and a lot of variables going on. And at this point, that's our best forecast for the full year on the core NIM.

Matthew Clark
Okay. And then on the accretion in the quarter, obviously a step-up with Plaza, again only two months in there, should we expect a little bit more of a bump there? Or is there something, whether some accelerated payoffs in that $4.7 million that might still bring it back down?

Ron Nicolas
I would suggest there is a bump. We did see some accelerated accretion in the fourth quarter, Matthew. I would expect for the next quarter -- couple of quarters, accretion to be in the 15-to-20 basis point range. Obviously, we may get more accelerated, but I wouldn't anticipate it to be at the same levels that we saw in the fourth quarter. So, somewhere in that 15-to-20 basis points and then, of course, tapering off to the low teens, I think, for the remainder of the year.

Matthew Clark
Okay. And then on -- with the tax cuts, curious what your plans are to maybe reinvest some of those savings as we go forward?

Steve Gardner
Sure. As I mentioned, historically, we've been able to reinvest the capital that we generate into organic growth and/or acquisitions and that has worked out very well. That is our expectation going forward. However, if we're not able to grow at the rates that we will be generating capital at, or conversely, that the acquisitions that we may be looking at really don't add the level of shareholder value that we expect, then certainly we would begin to consider returning capital to shareholders.

Matthew Clark
Okay. And maybe just your updated thoughts on the M&A outlook and landscape, it sounds like you're going to be disciplined not, you know, you don’t feel like you have to do a deal. But I think you did mention in the release some hopes to meaningfully cross $10 billion such as…

Steve Gardner
Yes, I think

Matthew Clark
Go ahead.

Steve Gardner

I'm sorry. But, we're hopeful every year on M&A. It ebbs and flows, the discussions and activities. I think the key is we are going to absolutely remain disciplined in our approach. That’s disciplined in pricing and structuring transactions, disciplined in our due diligence and analysis, and ultimately, making the decision to move forward. Again, I'm hopeful that something materializes, but we find ourselves in an enviable position that we don't ever feel pressured or the need to do M&A. Our organic growth and the returns that we're generating for shareholders today are strong.

Matthew Clark
Okay, great. Thanks.

Operator
And the next questioner today will be Jackie Bohlen with KBW. Please go ahead.

Jackie Bohlen
Hi, good morning everyone.

Steve Gardner
Good morning Jackie.

Jackie Bohlen
The net interest margin, the 4.25% to 4.30% that you said was your annual outlook for the margin, what kind of rate increases, if any, do you have embedded in that?

Ron Nicolas
Ah, for right now, all we've considered is the December rate hike that just occurred, Jackie, with respect to that 4.25% to 4.30%.

Jackie Bohlen
Okay, so nothing prospective included in there?

Ron Nicolas
No, no.

Steve Gardner
Correct.

Jackie Bohlen
Great. And then on expenses, I know you gave the range of what you're looking for in the beginning of the year, the $48 million to $49 million. How do you see the cost savings, the timing throughout the quarter and into 2Q? I have in my notes that the conversion is scheduled for early May. So, is that still the date? And then how do you expect those costs to kind of come out over the next two quarters?

Steve Gardner
We expect the majority of the cost savings to occur in the second quarter with, the system conversion is set for the early part of May and typically that's when the remaining cost savings occur and we realize them. There could be some that pull through into the second half of 2018, but for the most part, by the end of the second quarter.

Jackie Bohlen
Okay. So 3Q starts you off on a pretty clean run rate?

Steve Gardner
Yes.

Jackie Bohlen

And is that most of the 60% that's remaining of the cost saves that'll come out in 2Q?

Steve Gardner
Correct.

Jackie Bohlen
So, if we were to take the $48 million to $49 million anticipated for the beginning part of the year, understanding that there's higher payroll taxes in 1Q and some other seasonal items, I would expect the expense run rate to go down from there, maybe offset by some costs just as you continue to invest in people and infrastructure, is that fair?

Steve Gardner
The fair part is the second part of your statement that we will be reinvesting in the infrastructure and people. I'll let Ron address the $48 million to $49 million that we guided to.

Ron Nicolas
Sure. Yeah, Jackie, I think to start off the year, of course, that $48 million, $49 million is a pretty solid number. As Steve indicated, we may see a little bit of additional cost savings dribble in through the first and second quarter. But for all intents and purposes, we won't realize the full Plaza savings until the run rate of the third quarter and that. In the meantime, though, we're going to continue to hire, as Steve also indicated, throughout the year. So, just kind of looking at all of the moving pieces here, I think net-net-net, everything's going to pretty much cross-cancel and we may even see a little uptick closer to that $49 million, maybe even a little bit above that by the time we get to that third quarter. Don't forget, we're growing our balance sheet, we're growing our infrastructure, all of that obviously begets a higher operating expense.

Jackie Bohlen
Okay. No, understood. That's great color. Thanks Ron.

Ron Nicolas
You're welcome.

Operator
And the next questioner today will be Andrew Liesch with Sandler O'Neill. Please go ahead.

Andrew Liesch
Good morning guys.

Steve Gardner
Hi Andrew.

Ron Nicolas
Good morning.

Andrew Liesch
Just the SBA gains have been pretty consistent over the last year and that portfolio's up quite a bit. I know your plan has typically been to hold these for a few quarters or 60 - or a couple of quarters before selling them. With this portfolio, with this size, are there any thoughts of selling more of them or just continue around this consistent level?

Steve Gardner
I think that the -- we don't hold them for two or three quarters, Andrew. We do try to maximize them inter-quarter. Certainly as some of the loans that we fund towards the latter part of the quarter, we hold those into the next quarter and then typically sell them. Most of the product that is on the balance sheet is the unguaranteed portion, and we continue to service both it and then that piece of the loan that we had -- or the SBA-guaranteed piece that we've sold. As far as the volumes going forward, like any of our business, we expect to grow it in a thoughtful, deliberative manner and that's true for SBA. Their production has grown nicely over the last two or three years, and we expect to do further improvements in 2018.

Andrew Liesch
Okay. Thanks. You've actually covered all my other questions, so I'll step back.

Operator
And our next questioner today will be Gary Tenner with D.A. Davidson. Please go ahead.

Gary Tenner
Good morning. Just wanted to ask a follow-up question on your projected loan growth for the year in the 10% to 12% range. I guess I'm surprised it's not a little bit higher than that. I know you talked about the pipelines as we go into the first quarter here of 2018. Is there any presumed runoff of the Plaza portfolio or any other dynamics that are acting as a headwind as you project that through 2018 on loan growth?

Steve Gardner
I think there's a number of factors at play, Gary. Yes, we typically do see some level of runoff in the first couple of quarters from any acquisition that we have, that's normal. Two, it's the law of larger numbers. As an $8 billion-plus institution, growth rates of 10% to 12%, we think, are still going to be pretty healthy. We also are going to keep in mind -- or be mindful and give consideration to the ability to generate good quality, low-cost core deposits in this environment and certainly look to protect that net interest margin moving forward. So, from everything that we're seeing, we think that that 10% to 12% growth rate is appropriate for the institution.

Gary Tenner
Okay. Thanks for the color, Steve. And then just on the question of margin, can you remind us at the end of the year what percentage of your loan book now with the Plaza deal adjusts to prime?

Ron Nicolas
Roughly around 20% adjusts to prime, Gary.

Gary Tenner
Thank you very much.

Ron Nicolas
You're welcome.

Operator
And again, if you would like to ask a question, please press star (*) then one (1). And our next questioner today will be Tim Coffey with FIG Partners. Please go ahead.

Tim Coffey
Great. Thank you. Good morning, gentlemen.

Steve Gardner
Good morning Tim.

Ron Nicolas
Hey Tim.

Tim Coffey
Of the $84 million in loans that you sold during the quarter, how many of those came out of loans held for investment?

Ron Nicolas
48.

Steve Gardner
$48 million. The rest were SBA and that's generally what we have in the held for sale. That's the only product that we originate to consistently sell.

Tim Coffey
Okay. As you look to manage the balance sheet in light of what's happening on the funding cost side, would you be looking to sell additional loans in 2018?

Steve Gardner
Yes, that's certainly an option, a lever that we have to pull, and we would -- we think that that will likely be the case.

Tim Coffey
Okay. And of course, we're talking about non-SBA loans, right?

Steve Gardner
Yes. Typically, CRE, investor-owned, multifamily, typically where we don't have a relationship with the borrower, although that portfolio is generally becoming less and less as the level of relationships that we're developing with our clients continues to grow, we're generally originating less just pure transaction-oriented loans.

Tim Coffey
Okay. From the organic loan growth perspective, growth during the 4Q, what were some of the bigger categories for organic loan growth?

Steve Gardner
Well, the largest we had was $139 million -- well, this is originations. We do have a table at the back of the earnings release on the loan portfolio itself. But from an origination standpoint, C&I was the largest component at $139 million and then followed by construction loans at $106 million. Again, those commitments, certainly on the construction side, are typically funded upfront 25% to 30% where those clients draw down those loans obviously over time, over the next 12-to-15 months.

Tim Coffey
Okay. All right. Thank you. And then with the loan growth estimates, do they assume a stable prepayment speed of I think you said 25%, or is it different?

Ron Nicolas
No, they do, Tim. They assume that we see a normal both prepayment as well as normal amortization rate of around that 25% or so.

Tim Coffey
Okay. And do you have any other high-cost deposits that you could run off, either legacy or from Plaza? I know you said you ran off about $100 million from Plaza.

Steve Gardner
I think that that comprises the bulk of it. We really don't see much more in that regard.

Tim Coffey
Okay. If you're going to effectively manage the loan growth to the funding, could we see the loan deposit ratio come off 100%?

Steve Gardner
I mean, we’ve said for a period of time that we're comfortable running it around 100%, sometimes a little bit higher, depending upon what happens at the end of the quarter. I don't see it running materially higher. But with everything of our business, we're always assessing the trade-offs, the risk, for the return.

Tim Coffey
Okay. And in the acquisition, the hiring Steve discussed potentially in 2018, are those focused on any particular area, loan or deposit growth?

Steve Gardner
We're typically looking for good quality business banks that have a high-quality deposit franchise. That's, first and foremost, where we start and that's what we're looking for.

Tim Coffey
Okay. I'm sorry, I wasn’t speaking clearly. I was talking about new hires.

Steve Gardner
Oh, I'm sorry. Our new hires, we’re -- that's an ongoing process that -- given the size of our company, that we are recruiting regularly. All of our managers are expected to be recruiting regularly. We're seeking to upgrade talent, and where we have an opportunity to bring on good quality bankers and leaders, that is exactly what we do.

Tim Coffey
Okay, great. Thank you. Those are all my questions.

Operator
And our next questioner today will be Don Worthington with Raymond James. Please go ahead.

Don Worthington
Thank you. Good morning.

Ron Nicolas
Hey Don.

Steve Gardner
Good morning, Don

Don Worthington
Just a couple more questions in terms of any loan purchases this quarter?

Steve Gardner
No, we don't plan on purchasing loans. That's a tool we've utilized in the past, again, to manage our balance sheet growth depending upon a number of variables; deposit flows, prepayment speeds, and the like. But at this point, we don't anticipate any purchases here in the first half of the year.

Don Worthington
Okay. And then there were none in the fourth quarter?

Steve Gardner
That's correct.

Don Worthington
Yeah, okay. And then in terms of the FHLB advances that increased linked-quarter, were those short-term for liquidity purposes or did you do any match funding on a term basis?

Steve Gardner
No, we don't do any -- generally don't do any match funding. It's predominantly for liquidity purposes. Most of those advances are overnight. And then, of course, with both Heritage Oaks and Plaza, we acquired obviously any of the borrowings and advances that they had, and in both cases they sometimes have some term advances, but not excessively long.

Don Worthington
Okay. All right. Thank you.

Steve Gardner
You're welcome.

Operator
And there looks to be no further questions, so this will conclude the question-and-answer session. I would like to turn the conference back to the management team for any closing remarks.

CONCLUSION

Steve Gardner
Thank you, William. And thank you, again, for joining us this morning. If you have any additional questions, please feel free to give either Ron or myself a call and we would be happy to talk with you.

Operator
And the conference has now concluded. Thank you for attending today's presentation. You may now disconnect.